EXHIBIT 23(i)





                                                                   EXHIBIT 23(i)

                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Seneca Foods Corporation and subsidiaries on Form S-3 of our reports dated May 31, 1996 (which express an unqualified opinion and refer to a change in the Company's method of accounting for inventories and to a change in accounting for income taxes to conform with Statement of Financial Accounting Standards No.
109), appearing in and incorporated by reference in the Annual Report on Form 10-K of Seneca Foods Corporation and subsidiaries for the year ended March 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Rochester, New York
May 22, 1997

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